EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 1st of January, 2010, by and between Gregory Michael Smith (the “Employee”) and Connected Lyfe, Inc. , a Utah Corporation (the “Company”), sometimes hereinafter individually referred to as a “Party” or collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Company is engaged in the business of delivering consumer media services.

WHEREAS, Employee has been engaged and has had a great deal of experience in delivering consumer media services.

WHEREAS, Employee is willing to be engaged by the Company, and the Company is willing to engage Employee on the terms, covenants and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, it is agreed as follows:

1.

Employment:

The Company hereby employs, engages and hires Employee as Chief Operating Officer of the Company and to render such services and duties in connection with the Company's business as may be assigned to Employee by the Company from time to time, and Employee hereby accepts and agrees to such hiring, engagement and employment.

As COO, such duties shall include, but are not limited to, using his best efforts to maintain and increase the business of the Company, to oversee day-to-day operations of the Company, and to assure that the Company operates in the most efficient and cost-effective manner.

Employee shall perform such additional services and duties as the Board of Directors may from time to time designate consistent with such position.  The Employee agrees to perform such services and duties and hold such offices as may be reasonably assigned to him from time to time by the Company, consistent with his position, and to devote substantially his full time, energies and best efforts to the performance thereof.

2.

Terms of Employment:

The term of this Agreement shall be for a period of Five (5) years, commencing on or about January 1 2010, and continuing until on or about December 31 2015, subject, however, to prior termination as hereinafter provided (the “Employment Term”).  Continued employment of Employee by the Company after December 31 2015, shall be for the term and on the conditions agreed to by the Parties prior to the expiration of this Agreement.

3.

Compensation and Benefits:

The Company shall pay Employee, and Employee accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

3.01.

Salary. The Company shall pay Employee an annual salary of Two Hundred Twenty Five Thousand ($225,000.00) per year, payable in equal installments at least monthly on the last day of each month or at more frequent intervals in accordance with the Company's customary pay schedule, subject to such increases as the Board of Directors may determine from time to time in its sole discretion.  In addition to your salary, you are eligible to earn up to 40% of your salary in performance based bonuses to be determined by the Board of Directors.

3.02.

Additional Benefits.  Employee shall be eligible to participate in the Company's employee benefit plans for employees, if and when any such plans may be adopted, including, without limitation, bonus plans, pension or profit sharing plans, incentive stock plans and those plans covering life, disability, health, and dental insurance in accordance with the rules established in the discretion of the Board of Directors for individual participation in any such plans as may be in effect from time to time.

3.03.

Vacation, Sick Leave, and Holidays.  Employee shall be entitled to an aggregate of up to four (4) weeks leave for vacation each calendar year at full pay or such increased leave as may be allowed by the Company's Board of Directors for members of management generally.  In addition, Employee shall be entitled to sick leave and holidays at full pay in accordance with the Company's policy.

3.04.

Deductions.  The Company shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Employee.

4.

Business Expenses:

The Company shall promptly reimburse Employee for all reasonable out-of-pocket business expenses he incurs in fulfilling his duties hereunder, in accordance with the general policy of the Company in effect from time to time, provided that Employee furnishes to the Company adequate records and other documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

5.

Termination:

5.01.

Termination for Cause.  This Agreement and Employee's employment is terminable for “cause” (as defined below) upon written notice from the Company to Employee.  As used in this Agreement, “cause” shall include (i) deliberate or intentional refusal to perform his duties and obligations under this Agreement, (ii) fraudulent or criminal activities, or (iii) any grossly negligent or unethical activity.  A determination of whether Employee's actions justify termination for cause and the date on which such termination is effective shall be made by the Company's Board of Directors.

5.02.

Dissolution of Company. By the dissolution and liquidation of the Company (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company whereby the business of the Company is continued).

5.03

Change in Control.  In the event of a Change in Control and, following such Change in Control, if the Employee is terminated by the Company within twelve (12) months thereof without cause prior to the end of the Employment Term.  As used in the Agreement, the term “Change in Control” shall mean:

            (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

            (b)  the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company;

            (c)  the merger of consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their affiliates) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation;

            (d)  the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or

            (e)  that the majority of the Board is composed of members who (A) have served less than twelve months and (B) were not approved by a majority of the Board at the time of their election or appointment.

            5.04     Effect of Termination. Payments to the Employee upon termination shall be limited to the following:

             (a)  In the event of disability, incapacity or death of Employee during the term of this Agreement, the Company shall pay as disability payment in the case of disability or incapacity or as bereavement payment in the case of death to Employee’s spouse, if then living, or if Employee’s spouse is not living than to Employee’s then living children the amount of $10,000.00 per month through the term of this Agreement.

             (b)  If the Employee is terminated by the Company for a reason other than as described in subsection 5.04(a), above, during the Employment Term, the Company shall pay (i) all Accrued Obligations as required under state wage payment laws and (ii) an amount equal to his then-current Base Salary through the end of the Employment Term in each case, in a lump sum paid within 90 days following the Date of Termination, with the exact date of payment determined in the sole discretion of the Company.  Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

             (c)  If the Employee is terminated by the Company following a Change in Control pursuant to Section  above during the Employment Term, the Company shall pay to the Employee (i) all Accrued Obligations as required under state wage payment laws and (ii) an amount equal to the greater of (A) the then-current Base Salary through the end of the Employment Term or (B) the then-current Base Salary for twelve (12) months following the Date of Termination, payable, in each case, in a lump sum paid within 90 days following the Date of Termination, with the exact date of payment determined in the sole discretion of the Company.  Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

Acclivity Media; General Employment Agreement; FORM 1A

               5.05  Additional Termination Provisions.

              (a)  Separation from Service.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to the Employee under this Agreement in connection with a termination of the Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service.  For purposes of this Agreement, a Separation from Service shall mean the Employee’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

              (b)  Section 409A Compliance.  Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, amounts payable to the Employee pursuant to this Section shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (“Separation Pay Plans”) or Treas. Reg. Section 1.409A-1(b)(4) (“Short-Term Deferrals”).  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (ii) the date of Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Employee.  The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

              (c)  Resignation Upon Termination.  In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Company, including without limitations any position as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company.

6.

Indemnification:

Employee hereby agrees to indemnify, hold harmless and agrees to defend the Company from and against all claims, damages, expenses (including, without limitation, reasonable attorneys' fees and reasonable investigative and discovery costs), liabilities and judgments on account of injury to persons, loss of life, or damage to property occurring on or at the Company or on the ways immediately adjoining the Company, caused by the willful misconduct of Employee, his agents, servants, contractors or employees; provided, Employee does not indemnify the Company against any injury, loss of life, or damage which is caused by the active or passive negligence or willful misconduct of the Company, its agents, servants, contractors or employees.

Employee's obligations with respect to indemnification hereunder shall remain effective, notwithstanding the expiration or termination of this Agreement, as to claims accruing prior to the expiration or termination of this Agreement.

7.

Trade Secrets:

             Except as required by law or in his duties to the Company, Employee will not, either during the period of his engagement with the Company or at any time thereafter, except as authorized or directed in writing by the Company, directly or indirectly, use, disseminate, disclose, copy, make notes of, lecture upon or publish articles concerning, any confidential information of the Company for any reason or purpose whatsoever.  Upon the end of his engagement with the Company for any reason, all records, documents, notes, data, memoranda, models, equipment or similar matter which constitute, contain or relate to any confidential information then in Employee's possession, custody or control, whether prepared in whole or in part by him or others, will be left with the Company.  For purposes of this provision, the term “Confidential Information” means trade secrets or any other information disclosed to Employee or known to the Employee as a consequence of or through his relationship with the Company which is not public knowledge, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Company, the equipment and methods used and preferred by the Company’s customers, and the fees paid by them and selling.  The Parties hereby stipulate and agree that violation or breach of the terms of this paragraph shall be a material breach of this Agreement. Employee agrees that he shall be subject to the Company’s Confidential Information/trade secret agreement in the Company’s employee handbook, as may be amended from time to time.

8.

Restrictions on Use or Disclosure of Other Information.

For a period of three (3) years following the termination of his engagement with the Company for whatsoever reason, Employee agrees to neither call on nor solicit, either for himself or any other person or firm, for any purpose relating in any way to the Company's business or prospective business, any of whom Employee first learned during his engagement hereunder, nor shall Employee makes known to any person or firm, either directly or indirectly, the names and addresses of any such patients, clients or customers.  In addition, for a period of three (3) years following his termination of engagement for whatever reason, Employee agrees not to makes known to any person or firm, either directly or indirectly, any information relating in any manner to the Company's trade or business relationship with any of the patients, clients or customers of the Company upon whom Employee served, with whom Employee became acquainted, or of whom Employee learned during his engagement hereunder.

9.

Non-competition:

For a period of one (1) year after the termination of Employee’s employment with the Company, Employee shall not compete with the Company or any of its affiliated entities, nor will Employee solicit any of the Company’s employees to leave the Company’s employment, except for such positions or affiliations that Employee has at the time this agreement is executed.  As used herein, the term "associated with" shall include acting directly or indirectly as an agent, employee, consultant, officer, director, beneficial owner of stock as defined in Section 16(a) of the Securities Exchange Act of 1934 (excluding being the beneficial owner of any stock which represents less than 3% interest in a Company), partner or in any other capacity whatsoever, which competes with the Company or any of its affiliated entities, as defined above.

Employee agrees that in the event he violates the provisions of paragraphs 7 through 9, above, the Company may suffer damages that are not compensable by the payment of money alone. Therefore, Employee agrees that if he violate any of the provisions of these paragraphs, the Company shall be entitled to immediate injunctive relief, in addition to any other rights and remedies it may have.

10.

Notices:

All notices and other communications required pursuant to this Agreement shall be deemed to have been duly given if in writing and mailed, first-class postage prepaid, addressed as follows:

To Employee:

Gregory M. Smith

1708 Lockspur Ct. Flower Mound Texas, 75022

To the Company:

Connected Lyfe, Inc.

912 West Baxter Drive Ste 200, South Jordan UT 84095

Party may change its address set forth above by notifying the other Party of its new address in writing.

11.

Governing Law:

This Agreement shall be governed by and construed under the laws of the state of Utah.

12.

Severability:

If any provision or clause of this Agreement is found by a court of competent jurisdiction to be void, illegal, or unenforceable, that provision or clause shall be modified by the court so as to render it valid and enforceable; or, if such modification is impossible or the court is unable under the law to make the modification, then that provision or clause shall be regarded as stricken from the Agreement.  In either event, the Parties agree that the remainder of this Agreement shall remain in full force and effect.

13.

Assignment:

This Agreement is for the unique personal services of Employee and is not assignable or delegable in whole or in part by Employee without the consent of the Board of Directors of the Company.  This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

14.

Sole Agreement:

This Agreement supersedes all previous and contemporaneous oral and written agreements and contains the entire agreement of the Parties relating to the subject matter hereof.  No changes or supplements to this Agreement shall be effective unless stated in a writing of a subsequent date that is executed by both Parties, except for change of address.

15.

Waivers:

The failure of either Party at any time to require performance and/or enforcement of any provision of this Agreement shall not be construed as a waiver of that Party's rights under this Agreement, nor shall the failure of either Party to take action affect the rights of that Party, at some later date, to enforce its rights under this Agreement for a breach of any provision of this Agreement.

16.

Attorney’s Fees and Costs:

If action is taken by a Party to enforce any provision of this Agreement, the Party in breach of the Agreement shall pay to the other Party all costs incurred in seeking such enforcement, with or without suit, including reasonable attorney’s fees and costs.

17.       In-kind Benefits and Reimbursements:

           Notwithstanding any thing to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Employee and are not subject to liquidation or exchange for another benefit.  Notwithstanding any thing to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  In no event shall the Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred.  This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

18.        Section 409A; Separate Payments:

             This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

19.

Captions and Headings:

The captions and headings contained in this Agreement are solely for convenience and reference and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective the first date written above.

THE EMPLOYEE:

/s/Greg M. Smith

Greg M. Smith

THE COMPANY:

Connected Lyfe, Inc., a Utah Corporation

By: /s/Robert A. Bryson

Its: President

2

Acclivity Media; General Employment Agreement; FORM 1A